UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2018

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

30930 Russell Ranch Road, Suite 301 Westlake Village, California		91362
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 661-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 11, 2018, MannKind Corporation (the “Company”) entered into an amended and restated promissory note (the “Restated Note”) with The Mann Group LLC (the “Mann Group”). The Restated Note amended the terms of the existing promissory note, dated as of October 18, 2012, with the Mann Group to, among other things, (i) reflect the current outstanding principal balance of the promissory note of $71,505,500, after giving effect to the partial cancelation of principal in exchange for shares of the Company’s common stock described below, (ii) extend the maturity date of the promissory note to July 1, 2021, (iii) permit accrued and unpaid interest to be paid-in-kind, and (iv) permit the principal and any accrued and unpaid interest under the Restated Note to be converted, at the option of the Mann Group, at any time on or prior to the close of business on the business day immediately preceding the stated maturity date, into shares of the Company’s common stock at a conversion rate of 250 shares per $1,000 of principal and/or accrued and unpaid interest, which is equal to a conversion price of $4.00 per share. The conversion rate will be subject to adjustment under certain circumstances described in the Restated Note.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report regarding the issuance of the Restated Note is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this report regarding the issuance of the Restated Note is incorporated by reference into this Item 3.02. Also on March 11, 2018, the Company and the Mann Group entered into a common stock purchase agreement pursuant to which the Company agreed to issue to the Mann Group and the Mann Group agreed to purchase 3,000,000 shares of the Company’s common stock at a price per share of $2.72 (the “Purchased Shares”). As payment of the purchase price for the shares, the Mann Group agreed to cancel $8,160,000 in principal amount under the promissory note dated October 18, 2012, with the principal repayment to be reflected in the Restated Note.

The Company offered the Restated Note and the Purchased Shares in reliance on the exemption from registration provided by
Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and expects to rely on such exemption or the exemption provided by Section 3(a)(9) of the Securities Act for any issuance of shares of its common stock upon conversion of the Restated Note. The Purchased Shares were issued in a private placement and the Company does not have an obligation or intend to register the Purchased Shares for resale.

On March 12, 2018, the Company and MannKind LLC, the Company’s wholly-owned subsidiary, entered into an Exchange Agreement (the “Exchange Agreement”) with Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. (collectively, “Deerfield”) pursuant to which the Company agreed to, among other things, exchange $5.0 million principal amount under the 8.75% Senior Secured Convertible Notes due 2019 held by Deerfield (the “Tranche B Notes”) for 1,838,236 shares of the Company’s common stock (the “Exchange Shares”). The exchange price for the Exchange Shares is $2.72 per share. The principal amount being exchanged under the Tranche B Notes represents the principal amount that would have otherwise become due and payable in May 2018 under the Tranche B Notes.

The Company offered the Exchange Shares in reliance on the exemption from registration provided by Sections 3(a)(9) and 4(a)(2) of the Securities Act of 1933.

On March 6, 2018, pursuant to the prior exchange and sixth amendment agreement with Deerfield, the Company exchanged approximately $1.3 million in principal amount of its outstanding 9.75% Senior Convertible Notes due 2019 held by Deerfield for 441,618 shares of the Company’s common stock, at a conversion price of $2.83 per share.

After giving effect to the exchange transactions described above, the Company’s current amount of principal owed to Deerfield is $45.0 million.

The foregoing descriptions of the Restated Note and the Exchange Agreement do not purport to be complete and are qualified in their entirety by reference to the Restated Note and the Exchange Agreement, copies of which is attached as Exhibits 99.1 and 99.2 to this report, respectively.

This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Amended and Restated Promissory Note made by MannKind Corporation in favor of The Mann Group LLC, dated March 11, 2018.

99.2	Exchange Agreement, dated March 12, 2018, by and among MannKind Corporation, MannKind LLC, Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2018	MANNKIND CORPORATION

	By:	/s/ David Thomson, Ph.D., J.D.
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary